Exhibit 10.24
GLOBAL TERMS AND CONDITIONS
2022 NON-QUALIFIED STOCK OPTION (NQSO) GRANTS
UNDER THE MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN

Grant Type:     NQSO – Annual
Option Price:     $XX.XX
Grant Date:     May 3, 2022
Expiration Date:    May 2, 2032

Vesting Dates Portion that Vests
May 3, 2023 First: 33.333%
May 3, 2024 Second: 33.333%
May 3, 2025 Third: Balance

I.GENERAL

Merck & Co., Inc. (the “Company”) has granted to you the stock option specified in this document pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan, including any sub-plan thereto for your country (the “Plan”). This stock option is subject to the terms and conditions of the Plan and these Global Terms and Conditions, including any additional terms and conditions for your country in Appendix B (the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at:

(http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedure described on the Morgan Stanley website to accept your stock option within 90 days. Failure to accept the terms and conditions of your stock option within 90 days may result in Forfeiture of the stock option.

A.    Vesting & Expiration Dates. This stock option becomes exercisable in equal installments (subject to a rounding process) on the Vesting Dates indicated in the box above. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company or, if different, the subsidiary, affiliate or joint venture (“JV”) of the Company by which you are employed (the “Employer”) is terminated, your right to exercise this stock option will be determined according to the terms in Section II and for grantees outside the United States, also in paragraph 12 of Section A (“Nature of Grant”) of Appendix B, Part I.

B.    Subject to Recoupment. This stock option will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s Policies and Procedures for Recoupment of Compensation for Compliance Violations and for Significant Restatement of Financial Results, as set forth in Appendix A (as may be amended from time to time).

II.TERMINATION OF EMPLOYMENT

A.General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire unless exercised before the New York Stock Exchange closes (the “Close of Business”) on the day before the same day of the third month (“Within Three Months”) after the date of the termination (but in no event after the expiration of the Option Period). Close of Business for any day on which the New York Stock Exchange is not open means the close of business prior to that date when the Exchange is open. Where there is no corresponding day of a month, the last day of the month is deemed to be the same day as a later date (e.g., November 28, 29 and 30 all correspond to February 28 in non-leap years). If you are rehired by the Company or the Employer, as applicable, this option nevertheless will expire unless exercised Within Three Months, or the original Expiration Date if earlier.
B.Involuntary Termination. If the Company determines that your employment is involuntarily terminated, including the result of a restructuring or job elimination, but excluding non-performance of your duties and the reasons listed under paragraphs C through H, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the one year anniversary of the date your employment ends, but in no event later than the original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

C.Sale. If your employment is terminated and the Company determines that such termination resulted from the sale of your subsidiary, affiliate, division or JV, the following portion of this stock option award will vest and become exercisable immediately upon such termination: if employment terminates on or after the Grant Date but before the first anniversary thereof, then one-third of this stock option award will vest and become exercisable; if employment terminates on or after the first anniversary of the Grant Date, then all unvested stock options will vest and become exercisable. The remaining portion, if any, of this stock option that does not vest pursuant to the foregoing sentence will be forfeited on the date your employment terminates. Whether already vested on the date your employment terminates or vested as a result of such sale, this stock option will expire the day before the first anniversary of the date your employment with the Company or the Employer, as applicable, ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Committee may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a  termination of employment, and may make adjustments, if any, as it deems appropriate, and not inconsistent with the Plan, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

D.Retirement. If your employment terminates as the result of your retirement, the portion of this stock option that would have become exercisable according to its original schedule within one year of the date your employment terminates will vest and become exercisable on its applicable Vesting Date and the remainder will expire immediately. Whether already vested on the date your employment terminates or vested as a result of such retirement, this option will expire on the earlier of (a) the day before the fifth anniversary of the termination date or (b) its original Expiration Date. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates as a result of your death, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the day before the second anniversary of your death, even if such date is later than the Original Expiration date. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death). If you die while any portion of this stock option remains outstanding, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, the portion that remains outstanding after such employment termination will become immediately exercisable and will continue to be exercisable until the expiration date prescribed in paragraph B, C, D, G or H as applicable (and at least a year from your death in those jurisdictions where such extension is required by law).

F.Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.

G.Disability. If your employment is terminated and the Company determines that such termination resulted from your inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the day your employment terminates and (b) its original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

H.Change in Control. If this stock option is assumed, converted or otherwise remains outstanding in connection with a Change in Control and your employment is involuntarily terminated without Cause before the second anniversary after the closing of a Change in Control, each unvested stock option that is outstanding immediately prior to the Change in Control will immediately become fully vested and exercisable. All options, including options vested prior to such time, will expire on the day before the fifth anniversary of the termination of your employment following a Change in Control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, involuntary termination, sale, misconduct, death or disability, as described in paragraphs B through G above or termination prior to a Change in Control. If this stock option does not remain outstanding following the Change in Control and is not converted into a successor stock option, then each unvested stock option that is outstanding immediately prior to the Change in Control will lapse as of the Change in Control and at the election of the Company, you will be entitled to receive cash for this stock option in an amount at least equal to the difference between the price paid to stockholders in the Change in Control and the Option Price of this stock option. “Cause” and “Change in Control” are defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).

I.Transfer of Employment. Transfer of employment between the Company, a subsidiary, affiliate, JV, JV partner or affiliate of the Company who provides services to the JV with such partner or affiliate or other entity in which the Company has determined that it has a significant business or ownership interest (together, the “Company Group”) is not considered termination of employment for purposes of this stock option. Such employment must be approved by the Company and contiguous with employment by the entity in the Company Group you were employed by immediately prior to the relevant transfer. The terms set out in paragraphs A through H above shall continue to apply to this stock option following a transfer of employment accordance with this section.

III.TRANSFERABILITY

This stock option and any interest therein shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution in connection with your death.

IV.TAX WITHHOLDING

Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the stock option or underlying shares of Common Stock, including, but not limited to, the grant, vesting or exercise of the stock option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the stock option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any subsidiary, affiliate or JV of the Company; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the stock option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued at exercise of the stock option; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee must approve any decision to satisfy the Tax-Related Items by the method described in (iii) above.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the exercised stock options, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

V.DATA PRIVACY

The Company is located at 2000 Galloping Hill Road, Building K-1 Kenilworth, New Jersey, U.S.A. 07033 and grants employees of the Company and any subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.

A.Data Collection and Usage. The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.

B.Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.

C.International Data Transfers. The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.

D.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.

E.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of the your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 351 N. Sumneytown Pike, North Wales, Pennsylvania, U.S.A. 19454.

F.The collection, use and transfer of your personal data for the purpose of implementing, administering and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent.  If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

If you agree with the data processing practices described in this Section, you will declare your consent by clicking to "Accept" these Terms on the Morgan Stanley website.

VI.GOVERNING LAW

This document may be amended only by another written agreement between the parties. This document will be interpreted and enforced under the laws of the State of New Jersey, United States (without regard to its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this document, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Union County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant is made and/or to be performed.

VII.SEVERABILITY

The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

VIII.WAIVER

You acknowledge that a waiver by the Company of breach of any provision of these Terms shall not operate or be construed as a waiver of any other provision of these Terms or of any subsequent breach by you or any other grantee.

IX.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the stock option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

X.COUNTY-SPECIFIC APPENDIX

This stock option shall be subject to any additional provisions set forth in Appendix B for your country, if any. If you relocate to one of the countries included in Appendix B during the life of this stock option, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

XI.ADMINISTRATION

The Committee is responsible for construing and interpreting this stock option, including the right to construe disputed or doubtful Plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this stock option grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this stock option grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the Eligible Employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

This stock option is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your stock options, you may access the Merck Global Long-Term Incentives homepage via Sync > HR > Money > Long-Term Incentive Program.

APPENDIX A
Policies and Procedures for Recoupment of Compensation for Compliance Violations and for Significant Restatement of Financial Results

Policy
It is the policy of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Violation relating to the research, development, manufacturing, sales, or marketing of Company products or the overall goodwill or reputation of the Company; and b) the Committee concludes that the Material Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

In addition, awards under the Executive Incentive Plan (“EIP”) and Performance Share Units (“PSU”) under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto, are also subject to the Company’s right to reclaim their benefits in the event a significant restatement of financial results for any performance period, pursuant to the process described below.

Definitions
1.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non-cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve-month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve-month period or any current or future period.
2.A “Material Violation” is defined as (i) a material violation of a written Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or (ii) conduct detrimental to the Company, including the Company’s overall goodwill or reputation.
3.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Violation.
4.“Executive” means current and former executive officers for the purposes of the Securities Exchange Act of 1934, as amended.
5.“Fault” means fraud or willful misconduct. "Willful misconduct" is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the financial restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.
6.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
For Compliance Violations
1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have
2.full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the
3.Chief Executive Officer.
4.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.
5.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.
6.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

For EIP Awards and PSUs Upon Significant Restatement of Financial Results
EIP Awards and PSUs for Executives are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1.    The Audit Committee will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as defined above); and
2.    In the case of PSUs, the Committee will (a) recalculate the Company's results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from each Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.

3.    In the case of EIP Awards, the Committee will (a) review the EIP award received by each Executive with respect to the restatement period and determine whether all or a portion of such Award was determined based on the achievement of erroneous financial results; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Committee will seek reimbursement from the Executive of that portion of any EIP Award that the Executive received within 18 months of the restatement based on the erroneous financial results.
4.    The clawback for EIP Awards and PSUs does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company's decision to change its accounting practice as permitted under GAAP.

Delegation to Management for Certain Recoupment Decisions
Only in the case of Compliance Violations, the Committee hereby delegates to the Chief Executive Officer (who may further delegate as deemed appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Executives of the Company. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.
Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation and any applicable New York Stock Exchange listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non-cash incentive compensation award to any Executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of Recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

The Committee shall have sole discretion to make all determinations under this policy. Any determinations made by the Committee shall be final, binding, and conclusive on all Executives and affected individuals.

This policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission, New York Stock Exchange and any other applicable law (the “Applicable Rules”). To the extent the Applicable Rules require recovery of any bonus and/or other incentive compensation, including EIP Awards and PSUs, in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by the Applicable Rules.

The Company shall not indemnify or agree to indemnify any Executive against the loss of incentive compensation subject to this Policy nor shall the Company pay or agree to pay any insurance premium to cover the loss of such incentive compensation.

The Board or the Committee may amend, modify, or terminate this policy in whole or in part at any time and from time to time in its sole discretion.